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                                                                    EXHIBIT 10.4

                     CONFIDENTIALITY, INTELLECTUAL PROPERTY
                          AND NON-COMPETITION AGREEMENT

          THIS CONFIDENTIALITY, INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT (this "Agreement") is made as of the 29th day of March, 2003 by and between NEOSE TECHNOLOGIES, INC. (the "Company") and STEPHEN A. ROTH, Ph.D. ("Dr. Roth").

          WHEREAS, Dr. Roth has served as a consultant to the Company and as Chief Executive Officer and Chairman of the Board of the Company, positions of substantial authority and responsibility in which he has had access to the Company's customers, vendors, trade secrets, proprietary information, and intellectual property;

          WHEREAS, the Company desires to obtain certain assurances from Dr. Roth that he will not harm the Company's business interests;

          NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Definitions. To the extent not defined in the preamble of this Agreement, capitalized terms used herein will have the meanings provided below:

          1.1. "Business" means research, development, manufacture, supply, marketing, licensing, use and sale of biologic, pharmaceutical and therapeutic materials and products and related process technology including, without limitation, research, development, manufacture, supply, marketing, licensing, use and sale or products and technology directed to (a) the enzymatic synthesis of complex carbohydrates for use in food, cosmetic, therapeutic, consumer and industrial applications, (b) enzymatic synthesis or modification of the carbohydrate portion of proteins or lipids, and (c) carbohydrate-based therapeutics.

          1.2.   "Board" means the Board of Directors of the Company.

          1.3.   "Effective Date" means March 29, 2003.

          1.4. "Restricted Period" means the two-year period commencing on the Effective Date.

          1.5.   "Restrictive Covenants" means the provisions contained in
Section 3 of this Agreement.

SECTION 2.       Consideration. In consideration for the covenants described in
Section 3, subject to Section 5.2:

          2.1. The Company will pay to Dr. Roth $39,622 on March 31, 2003 and on the last day of each of the first 23 months thereafter;

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          2.2.   Notwithstanding the terms of the Company's equity incentive plans and any stock option award agreement between Dr. Roth and the Company, solely for purposes of the vesting and expiration of the options to purchase shares of the Company's common stock held by Dr. Roth as of the Effective Date, Dr. Roth will be treated as continuing in the service of the Company until the later of (a) the second anniversary of the Effective Date and (b) the end of Dr. Roth's service as a member of the Board; and

          2.3. In light of the compensation paid to Dr. Roth under this Agreement, during the term of this Agreement, Dr. Roth will not be entitled to any separate compensation for his service as a member of the Board of Directors of the Company. Accordingly, Section 3.2 of the Separation and Consulting Agreement made as of March 29, 2002 is hereby amended by deleting the second sentence thereof.

SECTION 3. Restrictive Covenants. In consideration of all the payments and benefits provided under this Agreement, Dr. Roth covenants that, during the Restricted Period, he will not (except in his capacity as a consultant of the Company) do any of the following, directly or indirectly, anywhere in the world:

          3.1. engage or participate in any business competitive with the Business (as defined below);

          3.2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any business competitive with the Business. Notwithstanding the foregoing, Dr. Roth may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company;

          3.3. engage in any business, or solicit or call on any customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person with whom the Company shall have dealt or any prospective customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person that the Company shall have identified and solicited at any time during Dr. Roth's employment or retention by the Company for a purpose competitive with the Business;

          3.4. influence or attempt to influence any employee, consultant, customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company; or

          3.5. solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company within the 12 months preceding the application of this provision to that person.

SECTION 4. Acknowledgements. Dr. Roth acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and Dr. Roth's relationship

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with the Company. Dr. Roth further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to make the payments provided for herein and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants.

SECTION 5.       Remedies and Enforcement Upon Breach.

          5.1. Specific Enforcement. Dr. Roth acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Dr. Roth will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Dr. Roth, the Company will have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

          5.2. Termination of Payments and Vesting Service. If Dr. Roth breaches Section 3 in any respect, then (a) he will not be entitled to any further payments under this Agreement, (b) he will immediately cease to treated as continuing in the service of the Company for purposes of vesting and expiration of his Company stock options, and (c) all of his entitlements under this Agreement will cease.

          5.3. Extension of Restricted Period. If Dr. Roth breaches Section 3 in any respect, the Restricted Period will be extended for a period equal to the period that Dr. Roth was in breach.

          5.4. Accounting. If Dr. Roth breaches any of the Restrictive Covenants, the Company will have the right and remedy to require Dr. Roth to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Dr. Roth as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

          5.5. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

          5.6. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

          5.7. Disclosure of Restrictive Covenants. Dr. Roth agrees to disclose the existence and terms of the Restrictive Covenants to any entity to whom Dr. Roth provides services during the Restricted Period.

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SECTION 6.       Miscellaneous.

          6.1. Claims Against Officers or Directors. Dr. Roth hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company in the event the Company becomes insolvent, and (b) fully and forever releases and discharges the Company's officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

          6.2. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Dr. Roth and their respective successors, executors, administrators, heirs. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Dr. Roth may not assign his rights or obligations under this Agreement.

          6.3. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

                 If to Dr. Roth:

                          Stephen A. Roth, Ph.D.
                          1105 Rose Glen Road
                          Gladwyne, PA 19035

                 with a copy to:

                          Steven L. Gershman, Esq.
                          407 East Lancaster Avenue
                          Wayne, PA  19087
                          Fax: 610-971-2660

                 If to Company:

                          Neose Technologies, Inc.
                          102 Witmer Road
                          Horsham PA 19044
                          Attn: General Counsel
                          Fax: 215-441-5896

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                 with a copy to:

                          Pepper Hamilton LLP
                          3000 Two Logan Square
                          18th & Arch Streets
                          Philadelphia, PA 19103
                          Attn: Barry M. Abelson, Esquire
                          Fax: 215-981-4750

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

          6.4. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

          6.5. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement will not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

          6.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          6.7. Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

          6.8. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and Dr. Roth and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

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          6.9.   Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

          6.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

                 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Dr. Roth has executed this Agreement, in each case as of the date first above written.

                                       NEOSE TECHNOLOGIES, INC.


                                       By: /s/ C. Boyd Clarke
                                           ------------------
                                           C. Boyd Clarke
                                           President & Chief Executive Officer


                                       STEPHEN A. ROTH, Ph.D.


                                       /s/ Stephen A. Roth
                                       -------------------

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